Exhibit 99.1

Bravo Brio Restaurant Group, Inc. Announces Departure of Chief Financial Officer

Columbus, Ohio – September 5, 2017 - Bravo Brio Restaurant Group, Inc. (NASDAQ: BBRG) (the Company) owner and operator of the BRAVO! Cucina Italiana (BRAVO!) and BRIO Tuscan Grille (BRIO) restaurant concepts, today announced that James J. O’Connor, the Company’s Executive Vice President, Chief Financial Officer, Treasurer and Secretary, has resigned his position effective September 15th to accept a similar role at a private company.

“Jim has been a great asset to us over the past 11 years and we thank him for his many contributions to BBRG. We respect his personal decision to take on another opportunity and wish him well. We have already begun the search process to identify a new CFO and we have a great finance team that will support us on an interim basis until the search is completed,” said Brian O’Malley, President and Chief Executive Officer.

“I am grateful for my time at BBRG and wish my fellow team members all the best as they continue to strengthen the Company and its brands,” said Mr. O’Connor.

Mr. O’Connor’s resignation was not related to any disagreement with the Company’s board, its audit committee or the Company’s auditors.

About Bravo Brio Restaurant Group, Inc.

Bravo Brio Restaurant Group, Inc. is a leading owner and operator of two distinct Italian restaurant brands, BRAVO! Cucina Italiana and BRIO Tuscan Grille. BBRG has positioned its brands as multifaceted culinary destinations that deliver the ambiance, design elements and food quality reminiscent of fine dining restaurants at a value typically offered by casual dining establishments, a combination known as the upscale affordable dining segment. Each of BBRG’s brands provides its guests with a fine dining experience and value by serving affordable cuisine prepared using fresh flavorful ingredients and authentic Italian cooking methods, combined with attentive service in an attractive, lively atmosphere. BBRG strives to be the best Italian restaurant company in America and is focused on providing its guests an excellent dining experience through consistency of execution.

Forward-Looking Statements

Some of the statements in this release contain forward-looking statements, which involve risks and uncertainties. These statements relate to future events or Bravo Brio Restaurant Group, Inc.’s future financial performance. The Company has attempted to identify forward-looking statements by terminology including “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should” or “will” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including those discussed under the heading “Risk Factors” in the Annual Report on Form 10-K filed by the Company with the Securities and Exchange Commission on March 6, 2017.

Although Bravo Brio Restaurant Group, Inc. believes that the expectations reflected in the forward-looking statements are reasonable based on its current knowledge of the business and operations, it cannot guarantee future results, levels of activity, performance or achievements. The Company assumes no obligation to provide revisions to any forward-looking statements should circumstances change.

Contacts:

Investor Relations

Don Duffy / Raphael Gross

(203) 682-8200